SUPPLEMENT TO PROSPECTUS SUPPLEMENT
(Dated December 18, 1996)

                                  $220,000,000
           AFC MORTGAGE LOAN ASSET BACKED CERTIFICATES, SERIES 1996-4
                               SUPERIOR BANK FSB,
                                    DEPOSITOR

                            ------------------------

     The table located on page S-57 of the Prospectus Supplement should be replaced in its entirety by the following table:


                       HYPOTHETICAL SIX-MONTH LIBOR LOANS

                                    Months                                                             Original        Remaining
                                      to       Mortgage                    Maximum       Minimum        Term to         Term to
                                     Rate      Interest       Gross       Interest      Interest       Maturity        Maturity
Principal Balance                   Change       Rate        Margin         Rate          Rate        (In Months)     (In Months)
-----------------                   ------       ----        ------         ----          ----        -----------     -----------
Sub-Pool 2 Initial Mortgage Loans:

$   235,662.86                        1          9.750%       6.750%       15.750%        9.750%           360            356
$ 1,404,686.21                        2         10.211%       6.410%       16.211%       10.211%           360            357
$ 6,350,796.97                        3         10.432%       6.803%       16.432%       10.432%           360            358
$15,977,774.30                        4         10.114%       6.388%       16.114%       10.114%           360            359
$14,978,144.57                        5         10.218%       6.434%       16.218%       10.218%           360            360
$ 1,115,536.41                        6          9.513%       5.583%       15.513%        9.513%           360            360
$ 4,404,580.49                       23         10.648%       6.185%       16.648%        9.648%           360            360
$   975,901.36                       24         10.519%       6.073%       16.519%        9.519%           360            360

Subsequent Mortgage Loans (first
subsequent transfer balance as of
January 1, 1997):

$12,621,492.51                        6         10.188%       6.451%       16.188%       10.188%           360            360
$ 1,695,089.91                       24         10.625%       6.164%       16.625%        9.625%           360            360

Subsequent Mortgage Loans (second
subsequent transfer balance as of
February 1, 1997):

$12,621,492.51                        6         10.188%       6.451%       16.188%       10.188%           360            360
$ 1,695,089.91                       24         10.625%       6.164%       16.625%        9.625%           360            360




December 18, 1996